Exhibit 99
For more information
Lisa Walsh
Investor Relations
(218) 327-5367
lwalsh@asvi.com
ASV ANNOUNCES 2nd QUARTER 2006 SALES AND EARNINGS RESULTS
Company Reports Record Sales
EPS and Sales Increase 27%

Highlights for the Second Quarter of 2006
•	Net sales for the second quarter of 2006 grew 27% to a record $72.1 million as compared to second quarter 2005.
•	Sales were driven by strong demand for the new SR-70 and SR-80 ASV machines, expansion of the ASV dealer network, greater concentration in the sale of larger machines and increased VTS sales.
•	EPS for the second quarter of 2006 increased 27% to $.28 per diluted share compared with $.22 per diluted share for the second quarter of 2005. The 2006 EPS figure includes stock-based compensation related expenses of $.02 per diluted share.
Grand Rapids, MN (July 28, 2006) — ASV, Inc. (Nasdaq: ASVI) today reported results for its second quarter ended June 30, 2006. Net sales for the second quarter of 2006 increased 27% to $72.1 million, compared to $56.7 million for the same period in 2005. Net earnings increased 23% to $7.6 million for the second quarter of 2006, compared with $6.2 million for the second quarter of 2005. EPS for the second quarter of 2006 increased to $.28 per diluted share compared with $.22 per diluted share for the second quarter of 2005. The 2006 EPS figure includes stock-based compensation related expenses of $.02 per diluted share. The Company adopted SFAS No. 123(R), Share Based Payment, on January 1, 2006.
“ASV has delivered another quarter of record sales and strong earnings growth despite signs of softening in the U.S. housing market. This is a testament to the versatility of our machines, which perform well in diverse applications and industries,” said ASV Chairman and CEO Dick Benson. “We are very pleased with the high level of customer acceptance of our newly launched SR-70 and SR-80 machines and we are making excellent progress on our objective of aggressively growing our distribution network. We have now added more dealer storefronts in the first half of 2006 than we did for the full year of 2005.”
ASV machines generated second quarter sales of $39.0 million (54.1% of net sales), up 36% from the second quarter of 2005. This increase was driven by the launch of the SR-70, a full quarter of sales for the SR-80, expansion of the ASV dealer network and greater concentration in the sale of larger machines.
ASV’s OEM undercarriage sales, which include sales to both Caterpillar and Vermeer, increased 4% for the second quarter of 2006, totaling $17.5 million (24.3% of net sales), compared with $16.8 million for the second quarter of 2005. Second quarter 2006 OEM undercarriage sales increased even with the planned price reduction on one model of Caterpillar MTL undercarriage on January 1, 2006.
Sales from ASV’s subsidiary, Loegering Mfg Inc., totaled $7.1 million (9.8% of net sales) in the second quarter of 2006, up 45% compared with sales of $4.9 million for the second quarter of 2005. This increase was due to VTS product line sales which more than doubled and offset an expected decline in the sale of over-the-tire steel tracks. The VTS rubber track undercarriage product line accounted for 79% of Loegering’s net sales in the second quarter of 2006, compared with 55% of Loegering’s net sales in the second quarter of 2005.
Sales of service parts and other items increased 34% in the second quarter of 2006, to $8.5 million (11.8% of net sales), compared with $6.4 million in the similar period last year. Driving this increase was a combination of a greater number of ASV machines in the field and the timing of OEM blanket orders, offset in part by greater longevity of ASV undercarriage components and the implementation of lower Caterpillar parts pricing effective November 2005.

Gross margin for the second quarter of 2006 was 23.6% compared with 24.5% for the second quarter of 2005. The decline was due to increased retail finance incentives offered during the quarter, normal start-up inefficiencies experienced during the initial production of the SR-70 and SR-80 and changes in the mix of Loegering sales.
Selling, general and administrative expenses increased $1.3 million to $5.2 million (7.2% of net sales) for the second quarter of 2006, compared with $3.9 million (6.9% of net sales) for the same period in 2005. The 2006 expense figure includes $.9 million for stock-based compensation related expenses from the adoption of SFAS No. 123(R), Share Based Payment, on January 1, 2006.
Research and development expenses were relatively unchanged in the second quarter of 2006 when compared with the same period in 2005 as ASV shifted focus from the new SR machines and smaller VTS model to the upcoming launch of the Scout utility vehicle and other R&D related efforts.
Share Buyback Program
On May 24, 2006, ASV announced the implementation of a $10 million share buyback program. As of June 30, 2006, the full $10 million had been expended, with ASV repurchasing 499,000 shares under the program. ASV used existing cash to fund the buyback program.
2006 Guidance Revised
Based on the Company’s performance for the first half of 2006 and its outlook for the remainder of the year, ASV is revising its 2006 full year guidance to the following:
•	Sales guidance for 2006 is now expected to be in the range of $280 to $300 million, an increase of 14% to 22% over 2005. This compares to previous guidance of $300 to $320 million.

•	Sales breakdown for 2006 is expected to be as follows:
•	ASV machines approximately 54% of total net sales (previously 52%)

•	OEM undercarriages approximately 25% of total net sales (unchanged)

•	Parts approximately 11% of total net sales (previously 14%)

•	Loegering products approximately 10% of total net sales (previously 9%)
•	Diluted earnings per share estimates, which include stock-based compensation related expenses of $.08 per diluted share, are revised to the range of $1.05 to $1.15 per share, from previous guidance of $1.10 to $1.20 per share. Excluding the stock option related expenses, this revised guidance represents an increase of 12% to 22% compared with 2005.
Commenting on the Company’s guidance for 2006, Benson stated, “While we are confident that sales growth will remain at a relatively high level, the declining macroeconomic climate over the past few months, coupled with lower than expected parts sales, have led us to revise our outlook. While the pace of economic growth may have slowed, the absolute level of housing starts is still respectable and 30 year fixed mortgage rates remain below seven percent. Since ASV’s products are sold in a broad cross-section of industries and there is considerable opportunity to add sales coverage both domestically and internationally, we foresee continued healthy growth despite a less buoyant housing sector.”
Question and Answer
Q1:	Please discuss what is driving the Company’s lower than expected parts sales.
A:	As we have stated in the past, it is relatively difficult to predict the demand for parts until this portion of the business becomes more mature. The demand for parts is a function of machine age and population, dealer inventory levels, machine usage and the timing of OEM blanket orders. While we see positive, upward movement across these variables, we also have experienced an increase in the longevity of our ASV undercarriage components. This longer life is a function of both ongoing technology improvements and greater customer awareness of undercarriage maintenance practices. We believe the improvement to the longevity of our products is a strong value driver for our customers and lends additional support to our product leadership position in the marketplace.

Q2:	What financial assumptions were made to develop the revised EPS figures?

A:	Management made the following assumptions to develop its revised 2006 EPS figure:
•	Gross margin in the range of 23.8% to 24.3%

•	SG&A exclusive of stock option related expenses in the range of 6.4% to 6.7%

•	R&D expenses of .7%

•	Income tax rate: 36.0%

•	Fully diluted shares outstanding: 27.5 million
Q3:	How many dealers did ASV add during the second quarter of 2006?

A:	ASV added 32 net new dealer storefronts during the second quarter of 2006, ending the period with a total of 313 dealer storefronts. This represents a 25% increase over the second quarter 2005 figure and a year to date increase of 53 dealer storefronts. ASV added 44 net new dealer storefronts during the full year 2005.

Q4:	What is your current availability on machines?

A:	Depending on the model and configuration, our current machine availability ranges up to 9 weeks. The longest lead times are for the SR-70 and SR-80 machines.

Q5:	What has caused the decrease in ASV’s cash balance from March 31, 2006?

A:	Cash and cash equivalents declined by $11.0 during the second quarter 2006 as cash flow from operations was offset by the completion of the $10 million share buyback program announced on May 24, 2006, a $5.0 million reduction in income taxes payable and a $3.7 million increase in inventory.

Q6:	What has caused the increase in inventory from March 31, 2006?

A:	Overall inventory levels increased $3.7 million during the second quarter of 2006, driven by a $4.6 million increase in raw materials. During the second quarter the Company experienced normal start-up inefficiencies with respect to its newly launched SR-70 and SR-80 machines. Not uncommon to a new product launch, the Company encountered supply constraints on certain components, which had the affect of reducing production and increasing the level of raw materials and work in progress. The supply constraint has since been resolved and the availability of the components is in line with the Company’s production needs.

Q7:	What caused the accounts receivable level to remain elevated in the second quarter of 2006?

A:	A greater percentage of our second quarter 2006 sales occurred in the last month of the quarter, which coincided with the ramp up in shipments of our SR-70 machines, and the resolution of our component availability issues described above.

Q8:	What has caused the decrease in income taxes payable from March 31, 2006?

A:	ASV makes quarterly income tax deposits based on its projected taxable income for 2006. ASV’s first quarterly income tax deposit was due and paid in April 2006, creating a balance in the income taxes payable account at March 31, 2006. ASV’s second quarterly income tax deposit was due and paid in June 2006 and was based on 50% of the projected income taxes due for 2006. As ASV anticipates increased earnings and therefore increased income taxes due for the second half of 2006, it is not uncommon to be in a “prepaid” status as of June 30, 2006. This prepaid amount has been included in other current assets at June 30, 2006.

Q9:	Could you provide an update on the facility expansion project?

A:	On March 23, 2006 ASV announced plans to expand its Grand Rapids, Minnesota production facility. Site work for the 120,000 square foot addition began in early May and the project remains on track for completion in late 2006. Once completed, we feel this new addition will improve the overall flow of our current production processes and provide the capacity needed for future growth. The estimated cost to construct and equip the facility has been increased by approximately $1.0 million to $6.0 to $6.5 million to accommodate additional soil stabilization requirements and updates to the existing facility to meet new building code requirements.

Q10:	Could you please clarify certain questions regarding your finished goods inventory stored at remote locations?

A:	For a number of months, the Company has been preparing for and is now in the process of expanding its production facility in Grand Rapids, Minnesota. In anticipation of the construction activity, ASV’s finished goods inventory that was previously stored within and around the production facility was moved to temporary remote locations. The machines on the ground at these locations are classified as inventory, not as sales. ASV’s revenue recognition policy states that a machine is not considered a sale until an arrangement exists and delivery occurs. In other words, a sale is not recorded until the time at which the machine is loaded and shipped to its final destination.
Conference Call
ASV will conduct a live webcast at 9 a.m. Central time, Friday, July 28th to discuss its results for the second quarter of 2006 and its outlook for the balance of 2006. The call will be broadcast over the Internet and can be accessed at either ASV’s web site, www.asvi.com, in the investor relations section under the “About ASV” tab or at http://www.wsw.com/webcast/cc/asv3/. To listen to the call, go to either of the two web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of the call will be available over the Internet shortly after its conclusion, and available telephonically one hour after its conclusion. The telephonic replay will be available through Monday, July 31st, and can be accessed by dialing 877-660-6853 and entering account number 273 and conference ID number 209133. The Internet replay will be available for 30 days and can be accessed at www.asvi.com or http://www.wsw.com/webcast/cc/asv3/ in the same manner as discussed above.
About ASV
ASV designs, manufactures and sells rubber track loaders and related accessories, attachments and traction products. ASV also manufactures rubber track undercarriages, some of which are a primary component on Caterpillar’s Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber track loaders in technology and innovation. ASV’s products are able to traverse nearly any terrain with minimal damage to the ground, making them effective in industries such as construction, landscaping and agriculture. ASV’s wholly-owned subsidiary Loegering Mfg. Inc. provides traction products and attachments for the skid-steer industry. For more information, visit ASV’s website at www.asvi.com or Loegering’s website at www.loegering.com.
Forward Looking Statements
Note: Some of the statements set forth above, including the statements regarding ASV’s future expected sales, sales mix, expense levels, the effects of adopting SFAS 123(R), earnings per share and the expected completion date of ASV’s facility expansion, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV’s ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, unanticipated problems or delays experienced by Caterpillar or Vermeer relating to the manufacturing or marketing of their machines utilizing ASV undercarriage systems, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV, Caterpillar or Vermeer and ASV’s ability to realize the anticipated benefits from its relationships with Caterpillar and Vermeer. Any forward-looking statements provided from time-to-time by the Company represent only management’s then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company’s SEC filings, including but not limited to, its quarterly reports on Form 10-Q and annual reports on Form 10-K.
Condensed financial statements are as follows:

ASV Announces 2nd Quarter 2006 Results
6-6-6
A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net sales	$72,149	$56,692	$137,026	$109,872

Cost of goods sold	55,133	42,826	103,726	83,247

Gross profit	17,016	13,866	33,300	26,625

Operating expenses:
Selling, general and administrative	5,221	3,900	10,747	7,684

Research and development	431	440	779	868

Operating income	11,364	9,526	21,774	18,073

Other income (expense)
Interest income	438	326	903	629

Interest expense	—	(28)	—	(56)

Other, net	(6)	5	10	51

Income before income taxes	11,796	9,829	22,687	18,697

Provision for income taxes	4,195	3,645	8,150	6,970

NET EARNINGS	$7,601	$6,184	$14,537	$11,727

Net earnings per common share – Diluted	$.28	$.22	$.52	$.42

Diluted weighted average shares	27,526,027	27,610,372	27,700,623	27,626,082

A.S.V., INC.
SALES BREAKDOWN

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

R-Series	54.1%	50.6%	51.4%	45.8%

OEM Undercarriages	24.3%	29.6%	27.0%	31.1%

Loegering	9.8%	8.6%	11.4%	10.3%

Parts and Other	11.8%	11.2%	10.2%	12.8%

TOTAL	100.0%	100.0%	100.0%	100.0%

ASV Announces 2nd Quarter 2006 Results
7-7-7
A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	June 30,	December 31,
ASSETS	2006	2005
CURRENT ASSETS
Cash & short-term investments	$19,244	$36,741

Accounts receivable, net	51,257	43,793

Inventories	64,953	52,362

Deferred income taxes	3,860	3,545

Other current assets	2,287	1,083

Total current assets	141,601	137,524

PROPERTY AND EQUIPMENT, net	22,605	20,907

LONG-TERM INVESTMENTS	14,185	7,995

OTHER NON-CURRENT ASSETS	426	535

INTANGIBLES, net	7,823	7,874

GOODWILL	8,386	8,386

Total assets	$195,026	$183,221

LIABILITIES & SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Current portion of long-term liabilities	$40	$71

Accounts payable	18,162	15,498

Accrued liabilities – Warranties	6,013	5,077

Accrued liabilities – Other	2,871	2,195

Income taxes payable	—	855

Total current liabilities	27,086	23,696

LONG-TERM LIABILITIES, less current portion	53	138

DEFERRED INCOME TAXES	1,230	1,300

SHAREHOLDERS’ EQUITY	166,657	158,087

Total liabilities & shareholders’ equity	$195,026	$183,221